Exhibit 3(ii)

Amendment of Sections 2, 9, 13, 15, 28.C., 31.A., 32.A., 32.B., 34, 38 and 42
of the Bylaws of Hormel Foods Corporation

Effective September 26, 2005

2.             The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of the registered agent in charge thereof shall be The Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, Delaware 19801.

In addition to its registered office in the State of Delaware, the corporation may establish and maintain an office or offices at Austin, Minnesota, and at such other places as the Board of Directors may from time to time appoint or the business of the corporation may require.

9.             A complete list of the stockholders entitled to vote at each meeting of stockholders, arranged in alphabetical order, with the residence of each, and the number of shares held by each, shall be prepared by the Secretary and shall be open to the examination of any stockholder for any purpose germane to the meeting, for at least ten days prior to the meeting during ordinary business hours, at the principal place of business of the corporation, or electronic network, and at the place and during the whole time of said meeting.

13.           The property and business of the corporation shall be managed by its Board of Directors.  The number of Directors shall be established from time to time by resolution of the stockholders or the Board of Directors.  The Directors of the corporation shall be elected annually at the annual meeting of stockholders and each Director shall be elected to serve until his or her successor shall be elected and shall qualify.

15.           Regular meetings of the Board, after the organizational meeting, shall be held without notice at the Corporate Office of the corporation at Austin, Minnesota, on the fourth Monday of January, March, May, July, September, and November at 1:00 p.m. or at such other date, time or place, within or without the State of Minnesota, as the Board of Directors may from time to time designate.

28.C.       The Chairman of the Board, or the President if so designated by the Board of Directors, shall be the Chief Executive Officer of the corporation and shall have general and active management of the business of the corporation.

31.A.       The Secretary shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required.  He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or Chief Executive Officer of the corporation, under whose supervision he or she shall be.  He or she shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix it to any instrument requiring it, and when so affixed it shall be attested by his or her signature or by the signature of the Treasurer.

32.A.       He or she shall disburse the funds of the corporation as may be ordered by the Board, taking the proper vouchers for such disbursement, and shall render to the Chief Executive Officer of the corporation and Directors, at the regular meetings of the Board, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the corporation.

32.B.       He or she shall give the corporation a bond if required by the Board of Directors in a sum, and with one or more sureties satisfactory to the Board, for the faithful performance of the duties of his or her office, and for the restoration of the corporation in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

34 (Para. 2)             Where a certificate is countersigned by (i) a transfer agent other than the corporation or its employee, or (ii) a registrar other than the Corporation or its employee, either of which countersignatures may be a facsimile, any other signature on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

38.           Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and the Board of Directors may, in their discretion, before issuing a new certificate, require the owner of the lost or destroyed certificate, or his or her legal representative, to give the corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the corporation against any claim that may be made against it on account of alleged loss of any such certificate; a new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the Directors, it is proper so to do.

42.           The corporation to the fullest extent permitted by the applicable laws of the State of Delaware in effect from time to time shall indemnify each officer against the expenses of any action to which such officer is a party or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was an officer of the corporation; and the corporation may purchase and maintain insurance for the purpose of indemnification to the fullest extent permitted by said laws.  Notwithstanding any other provision of these Bylaws and except as otherwise specifically provided for herein, the corporation shall be required to indemnify an officer in connection with a proceeding (or part thereof including any counterclaim in any proceeding) commenced by such officer only if the commencement of such proceeding (or part thereof including any counterclaim in any proceeding) by the officer was authorized by the Board of Directors.